Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Wilsons The Leather Experts Inc.:

     We consent to the incorporation by reference in the registration statements No. 333-29837, No. 333-70793, No. 333-79301, and 333-39304 on Form S-8 and No. 333-87094, No. 333-89702, No. 333-85049 and 333-82504 on Form S-3 of Wilsons The Leather Experts Inc., of our report dated April 18, 2003, with respect to the consolidated balance sheets of Wilsons The Leather Experts Inc. as of February 1, 2003 and February 2, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows, and the related consolidated financial statement schedule for each of the three fiscal years in the period ended February 1, 2003, which report appears in the February 1, 2003 Annual Report on Form 10-K of Wilsons The Leather Experts Inc.

     As discussed in Note 2 to the consolidated financial statements, effective February 3, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

     As discussed in Note 4 to the consolidated financial statements, the Company’s consolidated balance sheet as of February 2, 2002 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the two fiscal years then ended, which were previously audited by other independent auditors who have ceased operations, have been restated.

/S/ KPMG LLP

Minneapolis, Minnesota
May 2, 2003